NEWS RELEASE

Investor Contact:

Niels Christensen, 215-986-6651
Niels.Christensen@unisys.com



Media Contact:

Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com


UNISYS ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2011 FINANCIAL RESULTS; THIRD CONSECUTIVE YEAR OF PROFITABILITY AND POSITIVE FREE CASH FLOW

* Reported full year 2011 diluted EPS from continuing operations of $2.71 vs. $3.67 in 2010; Non-GAAP diluted EPS(1) of $4.43 in 2011 vs. $3.72 in 2010

* Reported fourth quarter 2011 diluted EPS from continuing operations of $1.94 vs. $2.20 in the year ago quarter; Non-GAAP 4Q11 diluted EPS(1) of $2.08 vs. $2.21 in 4Q10

* Ended the year with cash exceeding debt by $355 million compared to $4 million a year ago; Company announces further debt reduction actions of $65.5 million

BLUE BELL, Pa., January 31, 2012 - Unisys Corporation (NYSE: UIS) today reported fourth-quarter 2011 net income from continuing operations of $94.3 million, or $1.94 per diluted share. The results include a pretax charge of $7.6 million related to debt reduction. This compared with fourth-quarter 2010 net income from continuing operations of $95.2 million, or $2.20 per diluted share, which included $0.7 million of pretax debt reduction charges. Excluding debt reduction charges, non-GAAP diluted earnings per share in the fourth quarter of 2011 was $2.08 compared to $2.21 in the year-ago quarter. Revenue in the fourth quarter of 2011 declined 6 percent to $985 million compared with $1.04 billion in the year-ago quarter. About half of the decline was due to lower revenue in the company's U.S. Federal business and the remainder was primarily due to lower third-party equipment sales in the rest of the business. Foreign currency fluctuations had an insignificant impact on year-over-year revenue comparisons in the quarter.

For the full year of 2011, Unisys reported pretax income of $206.0 million and net income from continuing operations of $120.5 million, or $2.71 per diluted share. The results included $85.2 million of pretax charges related to debt reduction. This compared with full-year 2010 pretax income of $222.9 million and net income from continuing operations of $158.9 million, or $3.67 per diluted share, which included $2.1 million of pretax debt reduction charges. Excluding debt reduction charges, full-year 2011 non-GAAP pretax income(2) was $291.2 million and non-GAAP diluted earnings per share was $4.43 compared to full-year 2010 non-GAAP pretax income(2) of $225.0 million and non-GAAP diluted earnings per share of $3.72. Full-year 2011 revenue declined 4 percent to $3.85 billion compared with full-year 2010 revenue of $4.02 billion. Excluding the U.S. Federal business, full-year revenue increased 1 percent over full-year 2010 revenue. Foreign currency fluctuations had a three percentage-point positive impact on revenue in the year.

"We closed 2011 with another quarter of progress toward our financial goals," said Unisys Chairman and CEO Ed Coleman. "We increased our pretax profit, further reduced debt, and continued to grow both IT outsourcing and systems integration revenue excluding our U.S. Federal business. We were also pleased with strong double-digit services order growth in the quarter.

"For the full year of 2011, we made good progress against our three-year financial objectives," Coleman said. "Excluding debt reduction charges, we grew our pretax profit by 29 percent. Free cash flow improved by 37 percent to $183 million. During the year we reduced our debt by $464 million to $360 million and today we are announcing steps to further reduce our debt in 2012.

"At the top line, our revenue in 2011 was impacted by a 23 percent decline in our U.S. Federal business. Outside this business we grew our services revenue by 3 percent and achieved a services operating profit margin in our targeted 8 to 10 percent range. In our technology business, while our overall revenue was down due to lower third-party equipment sales, we met our goal of maintaining stable ClearPath revenue.

"In 2012 we look to make continued progress toward our financial goals while further enhancing our market differentiation and delivering service excellence to our customers," Coleman added. "In our U.S. Federal business, while market conditions remain challenging, we are focused on improving our results in this important market and delivering innovative solutions that help our customers operate more effectively and efficiently."

FOURTH-QUARTER COMPANY AND BUSINESS SEGMENT RESULTS
Revenue from the company's U.S. Federal business declined approximately $36 million, or about 18 percent, in the quarter, reflecting the ending of the company's contract with the U.S. Transportation Security Administration in November 2010 as well as continued budget challenges in the U.S. Federal market.

The company's profit margins in the fourth quarter of 2011 were impacted by the lower revenue in the U.S. Federal business and a $9 million year-over-year increase in pension expense. Unisys reported a fourth-quarter 2011 gross profit margin of 28.4 percent, down from 29.8 percent in the year-ago quarter. Operating expenses (selling, general and administrative expenses plus research and development) declined 10 percent year-over-year. Unisys reported fourth-quarter 2011 operating profit of $121.6 million, or 12.3 percent of revenue, compared to operating profit of $134.6 million, or 12.9 percent of revenue, in the fourth quarter of 2010.

Fourth-quarter 2011 services revenue declined 3 percent year-over-year, reflecting lower U.S. Federal services revenue. Excluding the U.S. Federal business, services revenue grew 2 percent from the year-ago quarter, driven by continued growth in IT outsourcing and systems integration revenue. Services gross profit margin declined to 20.0 percent compared with 21.9 percent a year ago. Reflecting the impact of lower U.S. Federal revenue, services operating profit margin declined to 7.6 percent compared with 8.0 percent a year ago. Excluding the U.S. Federal business, fourth-quarter 2011 services operating profit margin increased over the prior year and was within the company's targeted 8 to 10 percent range.

Fourth-quarter 2011 services orders showed double-digit growth in the quarter, reflecting substantial order gains for long-term IT outsourcing contracts as well as order gains for systems integration projects. Services backlog at December 31, 2011 was $5.5 billion, a decrease of 4 percent from December 31, 2010.

Fourth-quarter 2011 technology revenue declined 19 percent in the quarter, driven by lower sales of third-party equipment. Sales of ClearPath software and servers were essentially flat year-over-year. Reflecting the higher mix of ClearPath revenue, technology gross profit margins improved to 65.9 percent compared with 56.5 percent in the year-ago quarter, while technology operating profit margin improved to 37.7 percent compared with 30.1 percent a year ago.

CASH FLOW AND BALANCE SHEET RESULTS
Unisys generated $159 million of cash from operations in the fourth quarter of 2011 compared with $187 million in the year-ago quarter. Capital expenditures in the fourth quarter of 2011 were $33 million compared with $41 million in the year-ago quarter. The company generated $126 million of free cash flow(3) in the fourth quarter of 2011 compared with free cash flow of $146 million in the year-ago quarter.

For the full year of 2011, the company generated $317 million of cash from operations compared with $337 million in 2010. Capital expenditures were $134 million in 2011 compared with $203 million in 2010. Unisys generated $183 million of free cash flow(3) in 2011 compared with free cash flow of $134 million in 2010.

For the full year of 2011, the company reduced its debt by $464 million, or 56 percent. At December 31, 2011, Unisys reported $715 million of cash on hand and $360 million of total debt.

As part of its debt reduction program, Unisys is calling for redemption its 14.25% senior secured notes due September 2015 and a portion of its 12.5% senior notes due January 2016. The $65.5 million of notes will be redeemed in accordance with the provisions of the notes.

NON-GAAP INFORMATION
Unisys reports its results in accordance with Generally Accepted Accounting Principles (GAAP) in the United States. However, in an effort to provide investors with additional perspective regarding the company's results as determined by GAAP, the company also discusses, in its earnings press release and/or earnings presentation materials, non-GAAP information which management believes provides useful information to investors. Our management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and assess operational alternatives. These non-GAAP measures may include non-GAAP pretax income, non-GAAP earnings per diluted share and free cash flow.

Our non-GAAP measures are not intended to be considered in isolation or as substitutes for results determined in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. (See GAAP to non-GAAP reconciliations attached.)

(1) (2) Non-GAAP pretax income and non-GAAP earnings per diluted share - As a result of the debt reductions, Unisys recorded pretax charges of $7.6 million and $85.2 million, respectively, during the fourth quarter and full year of 2011, and $0.7 million and $2.1 million, respectively, during the fourth quarter and full year of 2010. In an effort to provide investors with a perspective on the company's earnings without these charges, they are excluded from the non-GAAP pretax income and earnings per diluted share calculations.

(3) Free cash flow - To better understand the trends in our business, we believe that it is helpful to present free cash flow, which we define as cash flow from operations less capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment.

CONFERENCE CALL
Unisys will hold a conference call today at 5:30 p.m. Eastern Time to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed via a link on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

ABOUT UNISYS
Unisys is a worldwide information technology company. We provide a portfolio of IT services, software, and technology that solves critical problems for clients. We specialize in helping clients secure their operations, increase the efficiency and utilization of their data centers, enhance support to their end users and constituents, and modernize their enterprise applications. To provide these services and solutions, we bring together offerings and capabilities in outsourcing services, systems integration and consulting services, infrastructure services, maintenance services, and high-end server technology. With approximately 23,000 employees, Unisys serves commercial organizations and government agencies throughout the world. For more information, visit www.unisys.com.

FORWARD-LOOKING STATEMENTS

Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the company's future results include the company's ability to drive profitable growth in consulting and systems integration; the company's ability to take on, successfully implement and grow outsourcing operations; market demand for the company's high-end enterprise servers and maintenance on those servers; the potential adverse effects of aggressive competition in the information services and technology marketplace; the company's ability to retain significant clients; the company's ability to effectively anticipate and respond to volatility and rapid technological change in its industry; the adverse effects of global economic conditions; the company's significant pension obligations and potential requirements to make significant cash contributions to its defined benefit pension plans; the success of the company's program to reduce costs, focus its global resources and simplify its business structure; the risks that the company's contracts may not be as profitable as expected or provide the expected level of revenues and that contracts with U.S. governmental agencies may subject it to audits, criminal penalties, sanctions and other expenses and fines; the risk that the company may face damage to its reputation or legal liability if its clients are not satisfied with its services or products; the performance and capabilities of third parties with whom the company has commercial relationships; the risks of doing business internationally when more than half of the company's revenue is derived from international operations; the company's ability to access capital and credit markets to address its liquidity needs; the potential for intellectual property infringement claims to be asserted against the company or its clients; the possibility that pending litigation could affect the company's results of operations or cash flow; the business and financial risk in implementing future dispositions or acquisitions; the company's ability to use its U.S. Federal net operating loss carryforwards and other tax attributes; and the company's consideration of all available information following the end of the year and before the filing of the Form 10-K and the possible impact of this subsequent event information on its financial statements for the reporting period. Additional discussion of factors that could affect the company's future results is contained in its periodic filings with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements.

####

RELEASE NO.: 0131/9086

Unisys is a registered trademark of Unisys Corporation. Any other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                            (Unaudited)
                 (Millions, except per share data)

                             Three Months            Year
                           Ended December 31    Ended December 31
                          ------------------   ------------------
                            2011      2010       2011      2010
                          --------  --------   --------  --------
Revenue
  Services                  $835.3    $859.7   $3,354.6  $3,457.4
  Technology                 150.0     184.9      499.2     562.2
                          --------  --------   --------  --------
                             985.3   1,044.6    3,853.8   4,019.6
Costs and expenses
  Cost of revenue:
    Services                 662.2     661.3    2,672.8   2,731.8
    Technology                42.8      72.2      194.0     216.1
                          --------  --------   --------  --------
                             705.0     733.5    2,866.8   2,947.9
Selling, general and
  administrative             139.8     158.4      586.3     617.1
Research and development      18.9      18.1       76.1      78.9
                          --------  --------   --------  --------
                             863.7     910.0    3,529.2   3,643.9
                          --------  --------   --------  --------
Operating profit             121.6     134.6      324.6     375.7

Interest expense              11.4      25.0       63.1     101.8
Other income (expense), net    1.1      (6.4)     (55.5)    (51.0)
                          --------  --------   --------  --------
Income from continuing
  operations before
  income taxes               111.3     103.2      206.0     222.9
Provision for income taxes    12.4       6.1       64.8      58.8
                          --------  --------   --------  --------
Consolidated income before
  discontinued operations     98.9      97.1      141.2     164.1
Income from discontinued
  operations, net of taxes      -        4.0         -       77.2
                          --------  --------   --------  --------
Net income                    98.9     101.1      141.2     241.3
Less: Net income attributable to
  noncontrolling interests     0.6       1.9        7.2       5.2
Less: Preferred stock
  dividends                    4.0        -        13.5        -
                          --------  --------   --------  --------
Net income attributable to
  Unisys Corporation
  common shareholders        $94.3     $99.2     $120.5    $236.1
                          ========  ========   ========  ========
Amounts attributable to Unisys
  Corporation common shareholders
    Income from continuing
    operations, net of tax   $94.3     $95.2     $120.5    $158.9
    Income from discontinued
    operations, net of tax      -        4.0         -       77.2
                          --------  --------   --------  --------
Net income attributable to
  Unisys Corporation
  common shareholders        $94.3     $99.2     $120.5    $236.1
                          ========  ========   ========  ========
Earnings per common share attributable
  to Unisys Corporation
Basic
  Continuing operations    $  2.17   $  2.24    $  2.79   $  3.74
  Discontinued operations      .00       .09        .00      1.81
                          --------  --------   --------  --------
      Total                $  2.17   $  2.33    $  2.79   $  5.55
                          ========  ========   ========  ========
Diluted
  Continuing operations    $  1.94   $  2.20    $  2.71   $  3.67
  Discontinued operations      .00       .09        .00      1.78
                          --------  --------   --------  --------
      Total                $  1.94   $  2.29    $  2.71   $  5.45
                          ========  ========   ========  ========
Shares used in the per share
  computations (thousands):
  Basic                     43,392    42,642     43,145    42,562
  Diluted                   50,799    43,326     49,478    43,333

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                            (Unaudited)
                             (Millions)

                                 Elimi-
                       Total     nations    Services  Technology
                      --------   --------   --------  ----------
Three Months Ended
December 31, 2011
------------------
Customer revenue        $985.3                $835.3      $150.0
Intersegment                       ($32.4)       3.6        28.8
                      --------   --------   --------    --------
Total revenue           $985.3     ($32.4)    $838.9      $178.8
                      ========   ========   ========    ========
Gross profit percent     28.4%                 20.0%       65.9%
                      ========              ========    ========
Operating profit
  percent                12.3%                  7.6%       37.7%
                      ========              ========    ========
Three Months Ended
December 31, 2010
------------------
Customer revenue      $1,044.6                $859.7      $184.9
Intersegment                       ($31.7)       2.3        29.4
                      --------   --------   --------    --------
Total revenue         $1,044.6     ($31.7)    $862.0      $214.3
                      ========   ========   ========    ========
Gross profit percent     29.8%                 21.9%       56.5%
                      ========              ========    ========
Operating profit
  percent                12.9%                  8.0%       30.1%
                      ========              ========    ========

Year Ended
December 31, 2011
------------------
Customer revenue      $3,853.8              $3,354.6      $499.2
Intersegment                      ($102.6)       6.3        96.3
                      --------   --------   --------    --------
Total revenue         $3,853.8    ($102.6)  $3,360.9      $595.5
                      ========   ========   ========    ========

Gross profit percent     25.6%                 20.0%       56.9%
                      ========              ========    ========
Operating profit
  percent                 8.4%                  6.9%       21.5%
                      ========              ========    ========
Year Ended
December 31, 2010
------------------
Customer revenue      $4,019.6              $3,457.4      $562.2
Intersegment                      ($116.6)       5.9       110.7
                      --------   --------   --------    --------
Total revenue         $4,019.6    ($116.6)  $3,463.3      $672.9
                      ========   ========   ========    ========

Gross profit percent     26.7%                 20.1%       55.0%
                      ========              ========    ========
Operating profit
  percent                 9.3%                  6.7%       21.1%
                      ========              ========    ========

                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Unaudited)
                            (Millions)

                                        December 31, December 31,
                                           2011         2010
                                        ----------   ----------
Assets
Current assets
Cash and cash equivalents                   $714.9       $828.3
Accounts and notes receivable, net           673.0        789.7
Inventories
   Parts and finished equipment               38.1         44.8
   Work in process and materials              26.7         44.1
Deferred income taxes                         27.1         40.7
Prepaid expense and other
 current assets                              123.6        127.8
                                        ----------   ----------
Total                                      1,603.4      1,875.4
                                        ----------   ----------
Properties                                 1,257.2      1,339.0
Less accumulated depreciation
  and amortization                         1,065.9      1,119.3
                                        ----------   ----------
Properties, net                              191.3        219.7
                                        ----------   ----------
Outsourcing assets, net                      137.9        162.3
Marketable software, net                     129.8        143.8
Prepaid postretirement assets                 43.9         31.2
Deferred income taxes                        181.5        179.6
Goodwill                                     192.5        197.9
Other long-term assets                       131.9        211.0
                                        ----------   ----------
Total                                     $2,612.2     $3,020.9
                                        ==========   ==========
Liabilities and stockholders' deficit
Current liabilities
Current maturities of long-term debt          $0.9         $0.8
Accounts payable                             241.6        260.7
Deferred revenue                             448.1        556.3
Other accrued liabilities                    425.5        518.9
                                        ----------   ----------
Total                                      1,116.1      1,336.7
                                        ----------   ----------
Long-term debt                               358.8        823.2
Long-term postretirement liabilities       2,224.0      1,509.2
Long-term deferred revenue                   120.3        149.4
Other long-term liabilities                  104.0        136.2
Commitments and contingencies
Total stockholders' deficit               (1,311.0)      (933.8)
                                        ----------   ----------
Total                                     $2,612.2     $3,020.9
                                        ==========   ==========

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Unaudited)
                            (Millions)
                                                  Year Ended
                                                  December 31
                                              ------------------
                                               2011       2010
                                              -------    -------
Cash flows from operating activities
Consolidated  income before
 discontinued operations                       $141.2     $164.1
Income from discontinued operations,
 net of taxes                                       -       77.2
Add (deduct) items to reconcile consolidated net
 income to net cash provided by operating activities:
Foreign currency transaction loss                   -       19.9
Loss on debt extinguishment                      85.2        2.1
Employee stock compensation                      13.9        9.4
Company stock issued for U.S. 401(k) plan        11.8          -
Depreciation and amortization of properties      66.4       75.8
Depreciation and amortization of
 outsourcing assets                              62.7      111.9
Amortization of marketable software              65.7       62.9
Disposals of capital assets                       1.4        9.8
Gain on sale of businesses and assets            (2.2)     (65.5)
Decrease (increase) in deferred
 income taxes, net                               28.6      (34.4)
Decrease (increase) in receivables, net          92.1      (31.9)
Decrease in inventories                          22.1       12.4
(Decrease) increase in accounts payable
 and other accrued liabilities                 (214.4)      56.5
Decrease in other liabilities                   (50.6)     (38.4)
Increase in other assets                         (5.9)     (94.2)
Other                                             (.8)       (.8)
                                              -------    -------
Net cash provided by operating activities       317.2      336.8
                                              -------    -------
Cash flows from investing activities
 Proceeds from investments                      691.2      417.4
 Purchases of investments                      (688.2)    (416.5)
 Restricted deposits                             50.7       23.4
 Investment in marketable software              (51.7)     (55.8)
 Capital additions of properties                (42.2)     (64.1)
 Capital additions of outsourcing assets        (40.5)     (83.2)
 Net proceeds from sale of
  businesses and assets                         (15.6)     117.2
                                              -------    -------
Net cash used for investing activities          (96.3)     (61.6)
                                              -------    -------
Cash flows from financing activities
 Proceeds from issuance of preferred stock,
  net of issuance costs                         249.7          -
 Payments of long-term debt                    (555.7)     (92.8)
 Dividends paid to noncontrolling interests       (.4)         -
 Dividends paid on preferred shares             (12.2)         -
 Proceeds from exercise of stock options          1.4        1.4
 Financing fees                                  (2.2)       (.1)
                                              -------    -------
Net cash used for financing activities         (319.4)     (91.5)
                                              -------    -------
Effect of exchange rate changes on cash
 and cash equivalents                           (14.9)      (3.0)
                                              -------    -------
(Decrease) increase in cash
  and cash equivalents                         (113.4)     180.7
Cash and cash equivalents, beginning of
 period                                         828.3      647.6
                                              -------    -------
Cash and cash equivalents, end of period       $714.9     $828.3
                                              =======    =======

                              (1)
                        UNISYS CORPORATION
  RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
                          (Unaudited)
              (Millions, except per share data)

                             Three Months            Year
                           Ended December 31    Ended December 31
                          ------------------   ------------------
                            2011      2010       2011      2010
                          --------  --------   --------  --------
GAAP net income from continuing operations
  attributable to Unisys Corporation
  common shareholders        $94.3     $95.2     $120.5    $158.9

Debt reduction charges,
  net of tax                   7.6       0.7       85.2       2.1
                          --------  --------   --------  --------
Non-GAAP net income from continuing operations
  attributable to Unisys Corporation
  common shareholders        101.9      95.9      205.7     161.0

Add preferred stock
  dividends                    4.0       0.0       13.5       0.0
                          --------  --------   --------  --------
Non-GAAP net income from continuing operations
  attributable to Unisys Corporation
  for diluted earnings
  per share                 $105.9     $95.9     $219.2    $161.0
                          ========  ========   ========  ========
Weighted average
  shares (thousands)        43,392    42,642     43,145    42,562

Plus incremental shares from assumed
  conversion of employee
  stock plans and
  preferred stock            7,407       684      6,333       771
                          --------  --------   --------  --------
GAAP adjusted weighted
  average shares            50,799    43,326     49,478    43,333
                          ========  ========   ========  ========
Earnings per Share

GAAP basis
GAAP net income from continuing operations
  attributable to Unisys Corporation
  for diluted earnings
  per share                  $98.3     $95.2     $134.0    $158.9

Divided by adjusted weighted
  average shares            50,799    43,326     49,478    43,333

GAAP net income per
  diluted share from
  continuing operations    $  1.94   $  2.20    $  2.71   $  3.67
                          ========  ========   ========  ========
Non-GAAP basis
Non-GAAP net income from continuing operations
  attributable to Unisys Corporation
  for diluted earnings
  per share                 $105.9     $95.9     $219.2    $161.0

Divided by Non-GAAP adjusted
  weighted average shares   50,799    43,326     49,478    43,333

Non-GAAP net income per
  diluted share from
  continuing operations    $  2.08   $  2.21    $  4.43   $  3.72
                          ========  ========   ========  ========

                              (2)
                        UNISYS CORPORATION
RECONCILIATION OF GAAP INCOME FROM CONTINUING OPERATIONS BEFORE
  INCOME TAXES TO NON-GAAP INCOME FROM CONTINUING OPERATIONS
                       BEFORE INCOME TAXES
                          (Unaudited)
                           (Millions)

                             Three Months            Year
                           Ended December 31    Ended December 31
                          ------------------   ------------------
                            2011      2010       2011      2010
                          --------  --------   --------  --------
GAAP income from continuing
  operations before income
  taxes                     $111.3    $103.2     $206.0    $222.9

Debt reduction charges         7.6       0.7       85.2       2.1
                          --------  --------   --------  --------
Non-GAAP income from continuing
  operations before income
  taxes                     $118.9    $103.9     $291.2    $225.0
                          ========  ========   ========  ========

                              (3)
                      UNISYS CORPORATION
               RECONCILIATION OF GAAP TO NON-GAAP
                          (Unaudited)
                           (Millions)

FREE CASH FLOW
--------------
                              Three Months          Year
                           Ended December 31   Ended December 31
                           -----------------   -----------------
                             2011     2010       2011     2010
                           -------- --------   -------- --------
Cash provided by
  operations                 $159.5   $186.8     $317.2   $336.8

Additions to marketable
  software                    (14.8)   (14.0)     (51.7)   (55.8)
Additions to properties        (9.3)   (14.4)     (42.2)   (64.1)
Additions to outsourcing
  assets                       (9.2)   (12.8)     (40.5)   (83.2)
                           -------- --------   -------- --------
Free Cash Flow               $126.2   $145.6     $182.8   $133.7
                           ======== ========   ======== ========